Exhibit 99
NEWS
The Sherwin-Williams Company	•	101 W. Prospect Avenue	•	Cleveland, Ohio 44115	•	(216) 566-2000

The Sherwin-Williams Company Reports 2022 Second Quarter Financial Results
CLEVELAND, July 27, 2022 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the second quarter ended June 30, 2022. All comparisons are to the second quarter of the prior year, unless otherwise noted.

SUMMARY
•Consolidated net sales increased 9.2% in the quarter to $5.87 billion
◦Net sales from stores in U.S. and Canada open more than twelve calendar months increased 6.4% in the quarter
•Diluted net income per share decreased to $2.21 per share in the quarter compared to $2.42 per share in the second quarter 2021
◦Adjusted diluted net income per share was $2.41 per share in the quarter compared to $2.65 per share in the second quarter 2021, a decrease of $0.24 per share including a $0.13 per share unfavorable impact in the Administrative segment
•Lowering FY22 diluted net income per share guidance to a range of $7.65 to $7.95 per share, including acquisition-related amortization expense of $0.85 per share
◦Lowering adjusted diluted net income per share guidance to a range of $8.50 to $8.80 per share

CEO REMARKS
“Demand remained strong during the second quarter in The Americas Group and the Performance Coatings Group, as both groups delivered sales within our guidance,” said Chairman and Chief Executive Officer, John G. Morikis. “Speaking to trends in the business since our June 8th investor day, pro architectural demand in The Americas Group accelerated as the quarter progressed and has meaningfully strengthened further in July. Similarly, Performance Coatings Group demand remained strong through the quarter in North America, the Group’s largest region, and this strong demand has also continued into July. Conversely, the slower North America DIY demand trend we previously described in Consumer Brands Group did not improve and we experienced tight supply in certain resins, in particular alkyd resins, which significantly impacted our North America non-paint sales. Internationally, demand deteriorated faster than anticipated in Europe, and no meaningful recovery occurred in China following the lifting of COVID lockdowns, both of which meaningfully impacted Consumer Brands Group and Performance Coatings Group sales.
“Consolidated gross margin improved sequentially, but at a slower pace than anticipated. Segment profit improved sequentially in The Americas Group as well as in the Performance Coatings Group, where margin also improved on a year over year basis. At the same time, we are disappointed in our weaker than expected earnings results in the quarter, which were primarily related to the lower than expected sales in the Consumer Brands Group and the Europe and Asia Pacific regions in the Performance Coatings Group, raw material costs that have not yet moderated despite sequential deflation of feedstock costs and supply chain inefficiencies incurred in serving our customers. We are taking aggressive actions throughout the second half of the year in response to these challenges.”

SECOND QUARTER CONSOLIDATED RESULTS

	Three Months Ended June 30,
	2022	2021	$ Change	% Change
Net sales	$5,872.3	$5,379.8	$492.5	9.2%
Income before income taxes	$739.9	$819.2	$(79.3)	(9.7)%
As a % of sales	12.6%	15.2%
Net income per share - diluted	$2.21	$2.42	$(0.21)	(8.7)%
Adjusted net income per share - diluted	$2.41	$2.65	$(0.24)	(9.1)%
Consolidated net sales increased primarily due to selling price increases in all segments, higher professional architectural sales volume in North America paint stores and higher sales volumes in our packaging and coil businesses. These increases were partially offset by lower protective and marine sales volume in North America paint stores and lower sales volumes outside of North America in the Consumer Brands and Performance Coatings Groups primarily due to challenging prior year comparisons. Currency translation rate changes decreased consolidated net sales by 1.4%.
Income before income taxes decreased due to higher raw material costs and other input costs, including higher supply chain costs to serve our customers, primarily in The Americas Group and the Consumer Brands Group, and lower sales volume in the Consumer Brands Group, partially offset by selling price increases in all three operating segments. The loss in the Administrative segment increased $45.1 million due primarily to unfavorable returns on marketable securities and sale of assets, higher interest expense, and higher selling, general and administrative costs, partially offset by favorable changes in compensation expense.
Diluted net income per share included a charge of $0.20 per share for acquisition-related amortization expense.

SECOND QUARTER SEGMENT RESULTS

The Americas Group (“TAG”)

	Three Months Ended June 30,
	2022	2021	$ Change	% Change
Net sales	$3,343.1	$3,093.4	$249.7	8.1%
Same-store sales (1)	6.4%	19.3%
Segment profit	$700.4	$727.3	$(26.9)	(3.7)%
Reported segment margin	21.0%	23.5%
(1)    Same-store sales represents net sales from stores in U.S. and Canada open more than twelve calendar months.

Net sales in TAG increased due primarily to selling price increases and higher professional architectural sales volume in North America paint stores, partially offset by lower sales volumes in protective and marine and DIY end markets. TAG segment profit decreased due primarily to increased raw material costs.

Consumer Brands Group (“CBG”)

	Three Months Ended June 30,
	2022	2021	$ Change	% Change
Net sales	$737.9	$731.5	$6.4	0.9%
Segment profit	$63.5	$122.8	$(59.3)	(48.3)%
Reported segment margin	8.6%	16.8%
Adjusted segment profit (1)	$82.6	$144.1	$(61.5)	(42.7)%
Adjusted segment margin	11.2%	19.7%
(1)    Adjusted segment profit excludes the impact of acquisition-related amortization expense. Acquisition-related amortization expense in CBG was $19.1 million and $21.3 million in the second quarter of 2022 and 2021, respectively.

Net sales in CBG increased due primarily to selling price increases in all regions, partially offset by lower sales volume outside of North America. Currency translation rate changes decreased CBG's net sales by 1.2%. CBG segment profit decreased primarily due to lower sales volume, increased raw material costs and higher supply chain costs, partially offset by selling price increases. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 260 basis points compared to 290 basis points in the second quarter of 2021.

Performance Coatings Group (“PCG”)

	Three Months Ended June 30,
	2022	2021	$ Change	% Change
Net sales	$1,790.3	$1,554.5	$235.8	15.2%
Segment profit	$196.8	$144.8	$52.0	35.9%
Reported segment margin	11.0%	9.3%
Adjusted segment profit (1)	$247.1	$201.4	$45.7	22.7%
Adjusted segment margin	13.8%	13.0%
(1)    Adjusted segment profit excludes the impact of acquisition-related amortization expense. Acquisition-related amortization expense in PCG was $50.3 million and $56.6 million in the second quarter of 2022 and 2021, respectively.
Net sales in PCG increased due to higher sales in most end markets, primarily attributable to selling price increases, and sales volume growth in our packaging and coil businesses, partially offset by lower sales volume outside of North America. Acquisitions increased sales by 2.9%, while currency translation rate changes decreased PCG's net sales by 3.7%. PCG segment profit increased due primarily to selling price increases, partially offset by increased raw material costs. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 280 basis points compared to 370 basis points in the second quarter of 2021.

LIQUIDITY AND CASH FLOW
The Company generated $639.7 million in net operating cash during the first six months of 2022. This cash generation, along with an increase in our short-term borrowings, allowed the Company to return cash of approximately $1.01 billion to our shareholders in the form of dividends and share repurchases, as well as repay $260.2 million in long-term debt, and close an acquisition in the second quarter. The Company closed two additional acquisitions on July 1st that will be reported in our third quarter results. The Company purchased 2.55 million shares of its common stock during the first six months. At June 30, 2022, the Company had remaining authorization to purchase 46.0 million shares of its common stock through open market purchases.

2022 GUIDANCE

	Third Quarter	Full Year
	2022	2022
Net sales	Up low to mid-teens %	Up high-single to low-double digit %

Effective tax rate		Low twenty percent
Diluted net income per share		$7.65	-	$7.95
Adjusted diluted net income per share (1)		$8.50	-	$8.80
(1)    Excludes $0.85 per share of acquisition-related amortization expense.

“We expect third quarter 2022 consolidated net sales to increase by a low to mid-teens percentage compared to the same period a year ago,” said Mr. Morikis. “We are maintaining our full year consolidated net sales guidance to be up by a high-single to low-double digit percentage based on the strong momentum we are seeing in our pro architectural business in The Americas Group and continued strength in North American industrial demand in the Performance Coatings Group. Given the shortfall in our second quarter results, demand pressures in Europe, China and North American DIY, and a continuation of the highest cost inflation seen in decades, we are lowering our full year adjusted diluted net income per share guidance to a range of $8.50 - $8.80 per share, which represents 6.1% growth from 2021 at the mid-point. This implies a second half diluted net income per share of $4.63 per share at the mid-point, an increase of 35% over the same period last year.
“We are responding aggressively to inflationary pressures by implementing a 10% price increase in The Americas Group effective September 6th, with significant additional pricing actions being taken in our other two operating segments. We will manage our expenses tightly in the second half with the slowdown in market demand in certain regions and businesses, however, we will continue to invest in growth, including stores, sales representatives and innovative products. We remain highly confident in our strategy, our people, and our ability to emerge as an even stronger Company following the current near-term pressures.”

CONFERENCE CALL INFORMATION
The Company will conduct a conference call to discuss its financial results for the second quarter, and its outlook for the third quarter and full year 2022, at 11:00 a.m. EDT on Wednesday, July 27, 2022. Participating on the call will be Chairman and Chief Executive Officer, John Morikis, along with other senior executives.
The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, click on https://investors.sherwin-williams.com/financials/quarterly-results/, then click on the webcast icon following the reference to the Q2 webcast. An archived replay of the webcast will be available at https://investors.sherwin-williams.com/financials/quarterly-results/ beginning approximately two hours after the call ends.

ABOUT THE SHERWIN-WILLIAMS COMPANY
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial, and retail customers. The Company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson's® WaterSeal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,000 Company-operated stores and facilities, while the Company's other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This press release contains certain "forward-looking statements," as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "could," "plan," "goal," "target," "potential," "seek," "intend," "aspire" or "anticipate" or the negative thereof or comparable terminology. These forward-looking statements are based upon management's current expectations, predictions, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company's historical performance, results and experience. These risks, uncertainties and other factors include such things as: general business and economic conditions; the Company's ability to successfully integrate past and future acquisitions into its existing operations, as well as the performance of the businesses acquired; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company's relationships with customers and suppliers; changes in raw material availability and pricing; adverse weather conditions or natural disasters, including due to the impacts of climate change; public health crises, including the duration, severity and scope of the COVID-19 pandemic and the actions implemented by international, federal, state and local public health and governmental authorities to contain and combat COVID-19, which may exacerbate one or more of the aforementioned and/or other risks, uncertainties and factors more fully described in the Company's reports filed with the Securities and Exchange Commission (SEC); and other risks, uncertainties and factors described from time to time in the Company's reports filed with the SEC. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACTS:

Jim Jaye
Senior Vice President, Investor Relations & Corporate Communications
Direct: 216.515.8682
investor.relations@sherwin.com

Eric Swanson
Vice President, Investor Relations
Direct: 216.566.2766
investor.relations@sherwin.com

MEDIA CONTACT:
Julie Young
Vice President, Global Corporate Communications
Direct: 216.515.8849
corporatemedia@sherwin.com

Regulation G Reconciliations
Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding the loss on the divestiture of Wattyl, and Valspar acquisition-related amortization expense. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with U.S. GAAP to adjusted diluted net income per share.

							Year Ended
	Three Months Ended			Six Months Ended			December 31, 2022
	June 30, 2022			June 30, 2022			(after-tax guidance)
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Low	High
Diluted net income per share			$2.21			$3.61	$7.65	$7.95

Acquisition-related amortization expense (2)	$.27	$.07	.20	$.53	$.12	.41	.85	.85

Adjusted diluted net income per share			$2.41			$4.02	$8.50	$8.80

	Three Months Ended			Six Months Ended			Year Ended
	June 30, 2021			June 30, 2021			December 31, 2021
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax
Diluted net income per share			$2.42			$3.93			$6.98

Loss on divestiture			—	$.41	$.07	.34	$.41	$.07	.34

Acquisition-related amortization expense (2)	$.29	$.06	.23	.57	.13	.44	1.10	.27	.83

Adjusted diluted net income per share			$2.65			$4.71			$8.15

(1)    The tax effect is calculated based on the statutory rate and the nature of the item, unless otherwise noted.
(2)    Acquisition-related amortization expense consists primarily of the amortization of intangible assets related to the Valspar acquisition and is included in Amortization.

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of earnings before interest, taxes, depreciation and amortization (EBITDA) excluding the loss on the divestiture of Wattyl in 2021. This measurement is not in accordance with U.S. GAAP. It should not be considered a substitute for net income or net operating cash. The following table reconciles net income computed in accordance with U.S. GAAP to EBITDA and Adjusted EBITDA.

(millions of dollars)
	Three Months	Three Months	Six Months
	Ended	Ended	Ended
	March 31, 2022	June 30, 2022	June 30, 2022
Net income	$370.8	$577.9	$948.7
Interest expense	88.4	92.9	181.3
Income taxes	90.3	162.0	252.3
Depreciation	65.5	64.8	130.3
Amortization	78.0	78.5	156.5
EBITDA	$693.0	$976.1	$1,669.1

	Three Months	Three Months	Six Months
	Ended	Ended	Ended
	March 31, 2021	June 30, 2021	June 30, 2021
Net income	$409.6	$648.6	$1,058.2
Interest expense	83.2	83.5	166.7
Income taxes	99.4	170.6	270.0
Depreciation	65.4	71.0	136.4
Amortization	79.2	77.8	157.0
EBITDA	$736.8	$1,051.5	$1,788.3
Loss on divestiture	111.9	—	111.9
Adjusted EBITDA	$848.7	$1,051.5	$1,900.2

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)
(millions of dollars, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$5,872.3	$5,379.8	$10,871.0	$10,035.8
Cost of goods sold	3,423.3	2,968.4	6,369.1	5,512.4
Gross profit	2,449.0	2,411.4	4,501.9	4,523.4
Percent to net sales	41.7%	44.8%	41.4%	45.1%
Selling, general and administrative expenses	1,519.1	1,437.8	2,926.6	2,763.7
Percent to net sales	25.9%	26.7%	26.9%	27.5%
Other general expense (income) - net	4.4	(5.2)	6.9	112.3
Amortization	78.5	77.8	156.5	157.0
Interest expense	92.9	83.5	181.3	166.7
Interest income	(1.3)	(0.6)	(2.2)	(1.2)
Other expense (income) - net	15.5	(1.1)	31.8	(3.3)
Income before income taxes	739.9	819.2	1,201.0	1,328.2
Income taxes	162.0	170.6	252.3	270.0
Net income	$577.9	$648.6	$948.7	$1,058.2

Net income per common share:
Basic	$2.24	$2.47	$3.67	$4.00
Diluted	$2.21	$2.42	$3.61	$3.93

Weighted average shares outstanding:
Basic	258.1	262.8	258.5	264.3
Diluted	261.8	267.8	262.5	269.0

The Sherwin-Williams Company and Subsidiaries
Business Segments (Unaudited)
(millions of dollars)

	2022		2021
	Net	Segment	Net	Segment
	External	Profit	External	Profit
	Sales	(Loss)	Sales	(Loss)
Three Months Ended June 30:
The Americas Group	$3,343.1	$700.4	$3,093.4	$727.3
Consumer Brands Group	737.9	63.5	731.5	122.8
Performance Coatings Group	1,790.3	196.8	1,554.5	144.8
Administrative	1.0	(220.8)	0.4	(175.7)
Consolidated totals	$5,872.3	$739.9	$5,379.8	$819.2

Six Months Ended June 30:
The Americas Group	$5,987.2	$1,145.8	$5,596.5	$1,207.3
Consumer Brands Group	1,437.3	128.4	1,509.6	266.5
Performance Coatings Group	3,444.4	341.3	2,928.8	288.6
Administrative	2.1	(414.5)	0.9	(434.2)
Consolidated totals	$10,871.0	$1,201.0	$10,035.8	$1,328.2

The Sherwin-Williams Company and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	June 30,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$312.6	$219.6
Accounts receivable, net	2,982.5	2,590.6
Inventories	2,411.6	1,804.1
Other current assets	552.8	571.4
Total current assets	6,259.5	5,185.7
Property, plant and equipment, net	1,961.9	1,806.3
Goodwill	7,106.1	7,017.5
Intangible assets	3,955.1	4,165.8
Operating lease right-of-use assets	1,842.4	1,764.2
Other assets	927.8	580.1
Total assets	$22,052.8	$20,519.6

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$2,012.0	$762.1
Accounts payable	2,992.9	2,502.8
Compensation and taxes withheld	587.6	593.1
Accrued taxes	185.6	228.8
Current portion of long-term debt	0.6	687.1
Current portion of operating lease liabilities	418.1	393.0
Other accruals	1,001.4	1,023.5
Total current liabilities	7,198.2	6,190.4
Long-term debt	8,593.6	7,603.8
Postretirement benefits other than pensions	257.5	273.1
Deferred income taxes	754.0	803.4
Long-term operating lease liabilities	1,483.1	1,429.5
Other long-term liabilities	1,541.8	1,379.0
Shareholders’ equity	2,224.6	2,840.4
Total liabilities and shareholders’ equity	$22,052.8	$20,519.6

The Sherwin-Williams Company and Subsidiaries
Selected Information (Unaudited)
(millions of dollars, except store count data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Depreciation	$64.8	$71.0	$130.3	$136.4
Capital expenditures	129.5	87.1	235.8	151.4
Cash dividends	156.2	145.9	307.1	297.7
Amortization of intangibles	78.5	77.8	156.5	157.0

Significant components of Other general expense (income) - net:
Provision for environmental related matters - net	$4.1	$2.5	$4.7	$5.0
Loss on divestiture of business	—	—	—	111.9
Loss (gain) on sale or disposition of assets	0.3	(7.7)	2.2	(4.6)

Significant components of Other expense (income) - net:
Investment losses (gains)	$8.2	$(11.8)	14.9	(18.3)
Net expense from banking activities	3.0	2.5	5.9	5.1
Foreign currency transaction related losses	6.2	9.1	10.3	11.6
Other (1)	(1.9)	(0.9)	0.7	(1.7)

Store Count Data:
The Americas Group - net new stores	15	23	19	34
The Americas Group - total stores	4,878	4,808	4,878	4,808
Performance Coatings Group - net new branches	1	—	1	(1)
Performance Coatings Group - total branches	283	281	283	281

(1) Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company.